Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Global Future City Holding, Inc.

We hereby consent to the use, in this Registration Statement on Amendment No. 1 of Global Future City Holding, Inc. on Form S-1, of our report dated April 1, 2015, related to the consolidated financial statements of Global Future City Holding, Inc. (formerly FITT Highway Products, Inc.) and subsidiaries as of December 31, 2014 and 2013 and for the years then ended.

We also consent to the references to us in the Experts section of the Registration Statement.

/s/ dbbmckennon

Newport Beach, California

June 8, 2015